Exhibit 99.1

For Immediate Release

Contact:	Mark H. Collin
Phone: 603-773-6612
Fax: 603-773-6605
Email: collin@unitil.com

Unitil Reports Year-End Earnings

Hampton, NH - February 4, 2005: Unitil Corporation (AMEX: UTL) (www.unitil.com) today announced earnings for the year ended December 31, 2004 of $8.0 million, an increase of 3.7% over 2003 earnings of $7.7 million. Earnings per share were $1.45 for 2004 compared with earnings of $1.58 per share for 2003. The earnings per share figures in 2004 reflect approximately 13% more shares outstanding due to the Company’s public offering in the fourth quarter of 2003. Unitil’s annualized dividend payment in 2004 was $1.38 per share, representing an unbroken record of quarterly dividend payments for 20 consecutive years.

Total revenue was $214.1 million in 2004, a decrease of $6.5 million or 3.0% compared to 2003. Total revenue includes the recovery of the cost of sales, which are recorded in Operating Expenses as Purchased Electric & Gas and Conservation & Load Management. The cost of sales component of revenue decreased $7.9 million in 2004 compared to 2003. This decrease reflects lower wholesale electricity commodity prices coupled with lower gas unit sales. The Company recovers in its rates the costs of Purchased Electric & Gas and Conservation & Load Management as a pass-through to customers at cost, and therefore, changes in these components of revenues do not affect earnings.

Total sales margin (Revenue less Purchased Electric & Gas and Conservation & Load Management) was $66.7 million in 2004, an increase of $1.4 million or 2.2% compared to 2003. This improvement in total sales margin reflects higher kWh unit sales and higher utility distribution rates that were increased in 2004 to reflect the recovery of pension and other postretirement benefit costs. These margin increases were partially offset by lower gas unit sales. In addition, revenue from nonregulated operations showed steady improvement, increasing by $0.4 million in 2004 and positively contributing to margin.

Total Operations & Maintenance (O&M) expense in 2004 increased $0.6 million, or 2.6%, compared to 2003. This increase reflects higher pension, insurance and employee medical benefit costs as well as annual increases in salaries and compensation expenses. Also, the higher O&M expense in 2004 reflects additional audit and professional fee expenditures incurred by the Company for its efforts in complying with Section 404 of the Sarbanes-Oxley Act of 2002, which required a comprehensive review, documentation and testing of the Company’s internal controls over financial reporting. These increases were partially offset by lower utility operating and maintenance costs.

“Unitil had a solid year in 2004,” said Unitil Chief Executive Officer Robert G. Schoenberger. “We had good earnings growth, strong cash flow and record investments in our utility operations. System reliability and customer satisfaction continue to be well above industry averages. We are also pleased with the continued progress of Usource, our energy brokering business, which achieved a 36% increase in revenue to $1.6 million and is expected to contribute to the Company’s bottom line in 2005.”

Electric kilowatt-hour sales (kWh) increased 1.4% in 2004 compared to 2003, reflecting higher sales to both Residential and Commercial/Industrial customers driven by an increase in the number of customers year over year. Sales to residential customers increased 1.1% in 2004 compared to 2003, despite 33% cooler summer weather in 2004. Commercial and industrial sales of electricity increased 1.6% in 2004.

Natural gas firm therm sales decreased 5.9% in 2004 compared to 2003, due to a milder winter heating season in early 2004 and lower gas usage by our largest customers for production processes. Sales to residential customers decreased 7.1% and sales to commercial and industrial customers decreased 4.7% in 2004.

Depreciation, Amortization, Taxes and Other increased $1.1 million or 4.1% in 2004 compared to 2003 reflecting higher depreciation due to the increased investment in utility plant additions partially offset by lower amortization due to the accelerated amortization of intangible assets that were written off in 2003. Also, higher income tax expense in 2004 reflects higher pre-tax earnings compared to 2003.

Interest Expense, net, decreased $0.8 million, or 10.1% in 2004 compared to last year, principally due to increased interest income from carrying charges earned on higher levels of regulatory assets, and lower interest expense on lower levels of average short-term borrowings.

Earnings for the fourth quarter of 2004 were $2.5 million, an increase of 5.2% over the fourth quarter of 2003. For the fourth quarter of 2004, earnings per share were $0.45 compared with earnings of $0.46 per share for the fourth quarter of 2003 reflecting the higher number of shares outstanding in 2004.

About Unitil

Unitil is a public utility holding company with subsidiaries providing electric service in New Hampshire and electric and gas service in Massachusetts and energy services throughout the Northeast. Its subsidiaries include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Unitil Power Corp., Unitil Realty Corp., Unitil Service Corp. and its unregulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc.

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

The following table details total kilowatt-hour (kWh) sales of electricity for the years 2004 and 2003, by major customer class.

	Total Year
kWh Sales (000’s)	2004	2003	% Change
Residential	652,763	645,711	1.1%
Commercial/Industrial	1,089,368	1,071,953	1.6%

Total	1,742,131	1,717,664	1.4%

The following table details total kilowatt-hour (kWh) sales of electricity for the fourth quarters of 2004 and 2003, by major customer class.

	Fourth Quarter
kWh Sales (000’s)	2004	2003	% Change
Residential	153,743	151,686	1.4%
Commercial/Industrial	257,990	256,825	0.5%

Total	411,733	408,511	0.8%

The following table details total firm therm sales of natural gas for the years 2004 and 2003, by major customer class.

	Total Year
Firm Therm Sales (000’s)	2004	2003	% Change
Residential	11,319	12,181	(7.1)%
Commercial/Industrial	11,832	12,411	(4.7)%

Total	23,151	24,592	(5.9)%

The following table details total firm therm sales of natural gas for the fourth quarters of 2004 and 2003, by major customer class.

	Fourth Quarter
Firm Therm Sales (000’s)	2004	2003	% Change
Residential	2,497	2,727	(8.4)%
Commercial/Industrial	2,934	2,963	(1.0)%

Total	5,431	5,690	(4.6)%

Unitil Corporation

(Amounts In Thousands, except Shares and Per Share Data)

	Three Months Ended December 31,
	2004	2003
Condensed Financial Data
Operating Revenues	$55,989	$53,331
Purchased Electric & Gas and Conservation & Load Management	38,279	36,697
Operation & Maintenance	5,569	5,745
Depreciation, Amortization, Taxes & Other	7,832	6,835

Operating Income	4,309	4,054

Interest Expense, Net	1,716	1,678
Other	43	(71)

Net Income	2,550	2,447
Preferred Dividends	38	59

Earnings Applicable to Common Stock	$2,512	$2,388

Earnings per Common Share	$0.45	$0.46

Average Common Shares Outstanding	5,524,835	4,896,329

Unitil Corporation

(Amounts In Thousands, except Shares and Per Share Data)

	Twelve Months Ended December 31,
	2004	2003
Condensed Financial Data
Operating Revenues	$214,137	$220,654
Purchased Electric & Gas and Conservation & Load Management	147,429	155,387
Operation & Maintenance	23,297	22,706
Depreciation, Amortization, Taxes & Other	28,218	27,112

Operating Income	15,193	15,449

Interest Expense, Net	6,774	7,531
Other	193	(40)

Net Income	8,226	7,958
Preferred Dividends	215	236

Earnings Applicable to Common Stock	$8,011	$7,722

Earnings per Common Share	$1.45	$1.58

Average Common Shares Outstanding	5,524,835	4,896,329

For more information, visit Unitil at www.unitil.com or call Mark Collin at 603-773-6612.